Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Crystal Stine Marketing Associate II P: 717.530.3532 F: 717.532.4143 E: cstine@orrstown.com

ORRSTOWN BANK ANNOUNCES PETER C. ZIMMERMAN’S INTENTION TO RETIRE

EFFECTIVE JULY 1, 2009.

Shippensburg, PA (June 23, 2009) – Thomas R. Quinn, Jr., President & CEO of Orrstown Bank, announced today the retirement of Peter Zimmerman from Orrstown Bank. “Pete has had a tremendous career in the industry and it is with mixed feelings that I announce his decision to retire”, commented Mr. Quinn. “Although we’re losing a really talented individual, the entire team certainly wishes him well during this next phase as he enjoys more time with his friends and family”.

Pete has had an extensive career spanning over thirty-five years in the banking industry. His banking career began in 1974 with the Pennsylvania Department of Banking; a year later he joined the former Financial Trust Co., where he held a number of positions. In 1991, he became President and CEO of Chambersburg Trust Co. He held similar positions with several other banks, including The First National Bank of Newport. First National was acquired by Orrstown Financial Services in 2006 and was merged into Orrstown Bank in 2007. Since 2007, Pete has been serving Orrstown as Executive Vice President & Chief Operations Officer.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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